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                                                                     EXHIBIT 2.1


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                                 EXEGENICS INC.
                                   ("PARENT"),

                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                                (THE "COMPANY"),

                                IDDS MERGER CORP.
                                 ("MERGER SUB"),

                     THE PARENT STOCKHOLDERS' REPRESENTATIVE
                                  NAMED HEREIN

                                       AND

                    THE COMPANY STOCKHOLDERS' REPRESENTATIVE
                                  NAMED HEREIN


                            DATED: SEPTEMBER 19, 2002



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                                TABLE OF CONTENTS


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ARTICLE I -- THE MERGER...........................................................................................1

         1.1.     The Merger......................................................................................1
         1.2.     Effect of the Merger............................................................................1
         1.3.     Approval of Stockholders........................................................................2
         1.4.     Registration Statement; Proxy Statement; Comfort Letters........................................3
         1.5.     Organizational Documents........................................................................4
         1.6.     Officers and Directors..........................................................................4
         1.7.     Corporate Offices...............................................................................5
         1.8.     Effective Time and Closing......................................................................5

ARTICLE II -- CONVERSION OF COMPANY SHARES........................................................................5

         2.1.     Conversion of Shares............................................................................5
         2.2.     Exchange of Certificates........................................................................6
         2.3.     Adjustments to Exchange Ratio...................................................................8
         2.4.     Closing of the Company Transfer Books...........................................................8
         2.5.     Stock Options; Warrants.........................................................................8
         2.6.     Merger Sub Common Stock.........................................................................9
         2.7.     Dissenters' Rights.  ...........................................................................9

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................10

         3.1.     Corporate Organization.........................................................................10
         3.2.     Capitalization.................................................................................10
         3.3.     Authority; No Violation........................................................................11
         3.4.     Financial Statements...........................................................................12
         3.5.     Absence of Certain Changes or Events...........................................................13
         3.6.     Legal Proceedings..............................................................................13
         3.7.     Taxes and Tax Returns..........................................................................13
         3.8.     Employee Benefit Plans.........................................................................15
         3.9.     Compliance With Applicable Law.................................................................15
         3.10.    Certain Contracts..............................................................................16
         3.11.    Intellectual Property..........................................................................17
         3.12.    Properties.....................................................................................18
         3.13.    Insurance......................................................................................18
         3.14.    Environmental Matters..........................................................................18
         3.15.    Employees......................................................................................19
         3.16.    Transactions With Affiliates...................................................................19
         3.17.    Broker's and Other Fees........................................................................20
         3.18.    The Company Proxy Statement Information........................................................20
         3.19.    Disclosure.....................................................................................20
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ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............................................20

         4.1.     Corporate Organization.........................................................................20
         4.2.     Capitalization.................................................................................21
         4.3.     Authority; No Violation........................................................................21
         4.4.     Financial Statements...........................................................................23
         4.5.     SEC Filings....................................................................................23
         4.6.     Absence of Certain Changes or Events...........................................................24
         4.7.     Legal Proceedings..............................................................................24
         4.8.     Taxes and Tax Returns..........................................................................24
         4.9.     Employee Benefit Plans.........................................................................25
         4.10.    Compliance With Applicable Law.................................................................25
         4.11.    Certain Contracts..............................................................................26
         4.12.    Intellectual Property..........................................................................27
         4.13.    Properties.....................................................................................28
         4.14.    Insurance......................................................................................28
         4.15.    Environmental Matters..........................................................................28
         4.16.    Employees......................................................................................28
         4.17.    Transactions With Affiliates...................................................................29
         4.18.    Broker's and Other Fees........................................................................29
         4.19.    Parent Proxy Statement Information.............................................................29
         4.20.    Parent Common Stock............................................................................29
         4.21.    Disclosure.....................................................................................29

ARTICLE V -- COVENANTS OF THE PARTIES............................................................................30

         5.1.     Conduct of Business............................................................................30
         5.2.     Prohibited Actions Pending Closing.............................................................30
         5.3.     Litigation.....................................................................................31
         5.4.     Current Information............................................................................31
         5.5.     Due Diligence; Access to Properties and Records................................................32
         5.6.     Governmental Consents..........................................................................32
         5.7.     Further Assurances.............................................................................32
         5.8.     Public Announcements...........................................................................33
         5.9.     Retention of Employees, Officers; Benefits.....................................................33
         5.10.    Disclosure Supplements.........................................................................34
         5.11.    Affiliates.....................................................................................34
         5.12.    Tax-Free Merger Status.........................................................................34
         5.13.    Nasdaq Listing.................................................................................34
         5.14.    Notice of Certain Matters......................................................................34
         5.15.    Cash; Liabilities..............................................................................34
         5.16.    Stockholders Meetings..........................................................................35
         5.17.    Conversion of Company Preferred Stock..........................................................35
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                                       ii
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ARTICLE VI -- CLOSING CONDITIONS.................................................................................35

         6.1.     Conditions of Each Party's Obligations Under This Agreement....................................35
         6.2.     Conditions To the Obligations of Parent and Merger Sub Under This Agreement....................35
         6.3.     Conditions To the Obligations of the Company Under This Agreement..............................37

ARTICLE VII -- NO SOLICITATION; TERMINATION, AMENDMENT AND WAIVER................................................38

         7.1.     No Solicitation................................................................................38
         7.2.     Termination....................................................................................40
         7.3.     Break-Up Fee...................................................................................41
         7.4.     Effect of Termination..........................................................................42

ARTICLE VIII -- ADJUSTMENT FOR LOSSES; ESCROW OF SHARES..........................................................42

         8.1.     Escrow of Shares...............................................................................42
         8.2.     Stockholders' Representatives..................................................................43
         8.3.     Adjustment for Losses..........................................................................43

ARTICLE IX -- MISCELLANEOUS......................................................................................46

         9.1.     Expenses.......................................................................................46
         9.2.     Survival.......................................................................................46
         9.3.     Notices........................................................................................46
         9.4.     Parties In Interest............................................................................48
         9.5.     Entire Agreement...............................................................................48
         9.6.     Amendment......................................................................................48
         9.7.     Extension; Waiver..............................................................................48
         9.8.     Descriptive Headings...........................................................................48
         9.9.     Governing Law..................................................................................48
         9.10.    Waiver of Jury Trial...........................................................................48
         9.11.    Severability...................................................................................48
         9.12.    Enforcement....................................................................................49
         9.13.    Remedies Cumulative............................................................................49
         9.14.    Counterparts...................................................................................49
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                                      iii


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         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated September
19, 2002 (this "Agreement"), is by and among eXegenics Inc., a Delaware corporation ("Parent"), Innovative Drug Delivery Systems, Inc., a Delaware corporation (the "Company"), IDDS Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), the Parent Stockholders' Representative (as hereinafter defined) and the Company Stockholders' Representative (as hereinafter defined).

         WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that it is in the best interests of their respective companies and stockholders that Parent acquire the Company pursuant to the terms and conditions set forth in this Agreement;

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, and Parent acting as the sole stockholder of Merger Sub, have all approved, inter alia, the merger of Merger Sub into the Company (the "Merger"), pursuant and subject to the terms and conditions of this Agreement;

         WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders and have approved the Merger, and the respective Boards of Directors of the Company and Parent have each recommended the approval and adoption of this Agreement by their respective stockholders; and

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

         NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                            ARTICLE I -- THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Merger Sub shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the "GCL") and the Company shall be the surviving corporation (the "Surviving Corporation") and shall be a subsidiary of Parent. The name of the Surviving Corporation shall be the name of the Company.

         1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Company and Merger Sub and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company and Merger Sub and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Company or Merger Sub in any contract or document, whether executed or taking effect before or after the

Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Company or Merger Sub is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Company or Merger Sub if the Merger had not occurred.

         1.3.     Approval of Stockholders.

                  (a) Company Stockholders Meeting. The Company shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of the stockholders of Company (the "Company Stockholders Meeting") for the purpose of securing the approval of the Company's stockholders of this Agreement, (ii) recommend to the Company's stockholders the approval of this Agreement and the transactions contemplated hereby and use reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with Parent with respect to each of the foregoing matters.

                  (b) Parent Stockholders Meeting. Parent shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of the stockholders of Parent (the "Parent Stockholders Meeting" and, together with the Company Stockholders Meeting, the "Stockholders Meetings") for the purpose of securing the approval of Parent's stockholders of (1) the issuance of the shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") in connection with the Merger contemplated by this Agreement, (2) an increase in the number of shares of common stock that Parent is authorized to issue to a total of 100,000,000 and the number of shares of preferred stock that Parent is authorized to issue to a total of 20,000,000, (3) a reverse stock split of the issued and outstanding shares of Parent Common Stock, of 1-for-5 or such other ratio as Parent and the Company shall mutually agree upon, (4) a change of Parent's name to such name as the Company and Parent mutually agree,
(5) the creation of a staggered Board of Directors of Parent as provided under
Section 1.6(c) hereof, and (6) the adoption of a new employee stock option plan by Parent sufficient to cover the grant of the stock options contemplated by
Section 2.5(b) hereof (collectively, the "Parent Stockholder Proposals"); (ii) recommend to the stockholders of Parent the approval of the Proposals and the transactions contemplated hereby and use reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with the Company with respect to each of the foregoing matters.

                  (c) Stockholders' Approval. Parent, in its capacity as the sole stockholder of Merger Sub has approved and adopted this Agreement and the transactions contemplated hereby by the execution of a consent of sole stockholder in lieu of a meeting. Each holder of ten percent (10%) or more of the common stock, par value $0.001 per share, of the Company ("Company Common Stock"), in each of their capacities as stockholders of the Company, has executed and delivered to Parent letters setting forth their agreement to vote their shares of the Company's capital stock in favor of this Agreement and the transactions contemplated hereby.

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         1.4.     Registration Statement; Joint Proxy Statement; Comfort
                  Letters.

                  (a) Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare a Joint Proxy Statement/Prospectus (the "Proxy Statement"), and Parent will prepare and file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 (the "Registration Statement") in which the Proxy Statement will be included as a prospectus. Parent will respond to any comments of the SEC; the Company will cooperate with Parent in responding to any such comments; each of the Company and Parent will use its best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "1933 Act"), as promptly as practicable after its filing, and the Company and Parent will cause the Proxy Statement to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other filings required to be filed by it under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "1934 Act"), the 1933 Act or any other federal, foreign or blue sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 1.4(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and stockholders of Parent, such amendment or supplement.

                  (b) Letter of the Company Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a "comfort" letter (the "Company Comfort Letter") of PricewaterhouseCoopers LLP ("PwC"), dated a date within two business days before the date on which the Registration Statement shall become effective and as of the date of Closing and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  (c) Letter of Parent Accountants. Parent shall use all reasonable efforts to cause to be delivered to the Company a "comfort" letter (the "Parent Comfort Letter") of Ernst & Young LLP ("E&Y"), dated a date within two business days before the date on which the Registration Statement shall become effective and as of the date of Closing and addressed to the

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Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         1.5.     Organizational Documents.

                  (a) Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be in substantially the form attached hereto as Exhibit A. The Certificate of Incorporation of Parent shall, as of the Effective Time, be amended and restated (the "Revised Parent Certificate") to incorporate the relevant provisions set forth in this Agreement.

                  (b) By-Laws. The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation. The By-Laws of Parent shall, as of the Effective Time, be amended and restated to incorporate the relevant provisions set forth in this Agreement.

         1.6.     Officers and Directors.

                  (a) Officers. As of the Effective Time, Parent and the Company shall use their respective best efforts to cause the officers of Parent and of the Surviving Corporation to be as follows:

                  Mark C. Rogers, M.D.             Executive Chairman

                  Ronald L. Goode, Ph.D.           President and Chief Executive
                                                   Officer

and such other officers to be as the Company and Parent shall mutually agree upon prior to the Effective Time.

                  (b) Directors. As of the Effective Time, Parent and the Company shall use their respective best efforts to cause the Board of Directors of Parent and of the Surviving Corporation to be comprised of the following: (i) four directors designated by the Company, who shall be Mark C. Rogers, M.D., Peter Kash, Edward Miller and Mark Siegel; (ii) four directors designated by Parent; who shall be Ronald L. Goode, Ph.D., Gary Frashier, Ira J. Gelb and Robert Easton; and one independent director mutually agreed upon by the Company and Parent, who shall be Douglas Watson. As of the Effective Time, Mark C. Rogers, M.D. shall serve as the Chairman of the Board of Directors of Parent and of the Surviving Corporation.

                  (c) Staggered Board. As of the Effective Time, the Board of Directors of Parent shall be divided into three classes, the first class ("Class A") to be comprised of Peter Kash, Robert Easton and Douglas Watson, the second class ("Class B") to be comprised of Edward Miller, Gary Frashier and Ira
J. Gelb, and the third class ("Class C") to be comprised of Mark C. Rogers, M.D., Ronald L. Goode, Ph.D. and Mark Siegel. The term of the directors in Class A shall expire at the annual meeting of Parent's stockholders in year 2003; the term of the directors in Class B shall expire at the annual meeting of Parent's stockholders in year 2004; and the term of the directors in Class C shall expire at the annual meeting of Parent's stockholders in year 2005. The term of each of such directors thereafter shall be three years. None of such directors shall be removed from the Parent's Board of Directors, except for cause.

                  (d) D&O Insurance. At or prior to the Effective Time, Parent shall obtain, and the Company may obtain, and pay for "tail" or other coverage for their respective officers and directors of the Company and Parent who will cease their officerships and/or directorships as of the Effective Time under a directors and officers' liability insurance policy, to continue for a period of six (6) years after the Effective Time or for such time as Parent and the Company, as the case may be, are able to obtain such coverage at commercially reasonable rates..

         1.7. Corporate Offices. As of the Effective Time, the offices of Parent and of the Surviving Corporation shall, in each case, be Parent's present facilities in Dallas, Texas and the Company's present facilities in New York, New York (the "Present New York Office") and the office in New York, New York to which the Company has contracted to move at or around October 1, 2002.

         1.8. Effective Time and Closing. A closing (the "Closing") shall take place as soon as practicable after satisfaction or waiver of the conditions set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), but in no event later than three (3) business days thereafter (the "Closing Date") at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017, or at such later time as is mutually agreed upon and set forth in the Certificate of Merger (as hereinafter defined). At the Closing, Parent and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, this Agreement and the relevant provisions of the GCL (the date and time of such filing being referred to herein as the "Effective Time").


                   ARTICLE II -- CONVERSION OF COMPANY SHARES

         2.1. Conversion of Shares. By virtue of the Merger and without any action on the part of the holders thereof:

                  (a) Conversion of Preferred Shares. Immediately prior to the Effective Time, all shares of the series A preferred stock, par value $0.001 per share, of the Company ("Company Series A Preferred Stock") and the series B convertible preferred stock, par value $0.001 per share, of the Company ("Company Series B Preferred Stock") shall be converted into Company Common Stock at the Conversion Price (as defined in the Certificates of Designations, Preferences and Rights (the "Company Certificates of Designation") of the Company Series A Preferred Stock and the Company Series B Preferred Stock, respectively).

                  (b) Cancelled Treasury Shares. At the Effective Time, each share of Company Common Stock and each share of preferred stock, par value $0.001 per share, of the Company ("Company Preferred Stock") which are held by the Company as treasury shares, and each share of Company Common Stock and Company Preferred Stock which is owned by Parent or the Company or by any direct or indirect wholly-owned subsidiary of Parent or the Company, shall be cancelled.

                  (c) Common Shares To Be Exchanged; Exchange Ratio. Subject to Sections 2.1(b) and 2.7 hereof, each outstanding share of Company Common Stock shall be converted into the right to receive 3.132 shares (as the same may be adjusted as provided herein, the "Exchange Ratio") of Parent Common Stock. No fractional shares of Parent Common Stock shall be issued, in accordance with Section 2.2(e).

                  (d) Shares of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation.


         2.2.     Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of Parent Common Stock and cash in such amount that the Exchange Agent possesses such number of shares of Parent Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by Parent pursuant to the provisions of this Article II and subject to the reverse stock split referred to in Section 1.3(b) hereof (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates"): (i) a letter of transmittal (which is reasonably agreed to by Parent and the Company and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to and receipt by the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (B) cash in lieu of fractional shares of Parent Common Stock to which such holder may be entitled pursuant to
Section 2.2(e)and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (the shares of Parent Common Stock, dividends, distributions and cash described in clauses (A), (B) and (C) being collectively, the "Merger Consideration"), and the

Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of Parent Common Stock may be issued in accordance with this
Article II to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                  (c) Distributions With Respect To Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder may have been entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Parent Common Stock. No interest shall be paid on the Merger Consideration.

                  (d) No Further Rights in Company Stock. All shares of Parent Common Stock (and other Merger Consideration) issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (e) No Fractional Shares. No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Cash shall be paid in lieu of fractional shares of Parent Common Stock, based upon the Median Pre-Closing Price (as defined in Section 8.3(g) hereof) per whole share of Parent Common Stock.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and, subject to Section 2.2(g), any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

                  (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

         2.3. Adjustments to Exchange Ratio. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares.

         2.4. Closing of the Company Transfer Books. Upon the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock (other than shares into which the capital stock of Merger Sub is to be converted pursuant to the Merger) shall thereafter be made. After the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration.

         2.5.     Stock Options; Warrants.

                  (a) The Amended and Restated 2000 Stock Option Plan of Parent, and all options outstanding thereunder prior to the Merger, shall remain in full force and effect upon the Merger on the same terms as are in effect immediately prior to the Merger; provided, however, that (i) all of such options held by a person who is, immediately prior to the Merger, an officer or director of Parent but who is not continuing as an officer or director of Parent after the Merger shall immediately vest, (ii) each holder of such options who is, immediately prior to the Merger, an officer or director of Parent but who is not continuing as an officer or director of Parent after the Merger shall have three
(3) years from and after the Closing Date in which to exercise his options, and
(iii) each holder of such options who is, immediately prior to the Merger, an employee of Parent shall have three (3) years from and after the termination of his active service with Parent in which to exercise his options.

                  (b) The 2000 Omnibus Stock Incentive Plan, as amended, of the Company (the "Company Plan"), shall be cancelled upon the Merger. Upon the Merger, Parent shall adopt a new stock option plan (the "New Parent Plan") with substantially the same terms as the

Company Plan. Parent shall issue to the holders of stock options outstanding under the Company Plan immediately prior to the Merger (the "Company Stock Options") options with the same terms as the options issued under the Company Plan; provided, however, that (i) such options shall remain exercisable for the time period set forth in applicable option grant agreement, regardless of whether any holder of such options does not continue as an officer, director or employee of the Company or Parent immediately after the Merger, (ii) each such option issued under the New Parent Plan shall be exercisable for such number of shares of Parent Common Stock as equals the number of shares of Company Common Stock into which the Company Stock Options were exercisable multiplied by the Exchange Ratio, and (iii) the per share exercise price for each such option issued under the New Parent Plan shall equal the applicable per share exercise price under the Company Plan divided by the Exchange Ratio.

                  (c) Upon the Effective Time, Parent shall honor all Company Warrants (as defined in Section 3.2 hereof). The Company Warrants shall thereupon be exercisable in accordance with the terms thereof for such number of shares of Parent Common Stock as equals (i) the number of shares of Company Stock for which the Company Warrants were exercisable multiplied by (ii) the Exchange Ratio. The exercise price for the Company Warrants shall thereupon be the exercise price for the Company Warrants prior to the Effective Time divided by the Exchange Ratio and the number of underlying securities shall be proportionately adjusted. The Company agrees to use commercially reasonable efforts to cause, prior to the Effective Time, (i) all rights of holders of warrants that are exercisable for securities of the Company other than Company Common Stock (the "Company Preferred Warrants") to be terminated or (ii) the Company Preferred Warrants to be exercisable for Parent Common Stock at the same exchange rate as the Company Warrants.

         2.6. Merger Sub Common Stock. The shares of Merger Sub Common Stock outstanding or held in treasury immediately prior to the Effective Time shall not be affected by the Merger but shall be converted into the same number of shares of the Surviving Corporation without further action.

         2.7. Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the GCL, but only to the extent required thereby, Company shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the GCL (the "Dissenting Company Shares") will not be exchanged as provided in Section 2.2, and holders of such Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of such Section 262 unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Company shares will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the consideration set forth in
Section 2.1 hereof, without any interest thereon. The Company will promptly provide Parent with notice of any demands received by the Company for appraisal of Company shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

          ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         References herein to the "Company Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, and any other sections or subsections to which it is readily apparent from a reading of such disclosure, which have been delivered on the date hereof by the Company to Parent.

         The Company hereby represents and warrants to Parent as follows:

         3.1.     Corporate Organization.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of the Company. The Company Disclosure Schedule lists each state in which the Company is qualified to do business as a foreign corporation.

                  (b) The Company does not, directly or indirectly, own any stock or other equity interests in, or act as a general partner or managing member of, any corporation, limited liability company, partnership, joint venture or other legal entity.

         3.2. Capitalization. The authorized capital stock of the Company consists of 21,500,000 shares of Company Common Stock and 6,500,000 shares of Company Preferred Stock. As of the date hereof, there are 9,960,427 shares of Company Common Stock issued and outstanding and 5,004,116 shares of the Company Preferred Stock, (4,014,125 shares of which have been designated as Series A Convertible Preferred Stock and 989,991 shares of which have been designated as Series B Convertible Preferred Stock) issued and outstanding. As of the date hereof, there are 1,705,649 shares of Company Common Stock issuable upon exercise of outstanding stock options under the Company's 2000 Omnibus Stock Incentive Plan, as amended, there are no shares of Company Common Stock issuable upon exercise of outstanding stock options under the Company's Employee Stock Purchase Plan, and there are 1,367,101 shares of Company Common Stock issuable upon exercise of outstanding stock options granted outside of any Company stock option plan. As of the date hereof, there are 664,364 shares of Company Common Stock issuable upon exercise of outstanding warrants to purchase shares of Company Common Stock and 395,788 shares of Company Stock issuable upon exercise of outstanding warrants to purchase shares of Company Series A Convertible Preferred Stock. The Company Disclosure Schedule 3.2 sets forth all options which may be exercised for issuance of Company Common Stock and the terms upon which the options may be exercised (the "Company Stock Options") and all warrants which may be exercised for issuance of Company Common Stock or Company Preferred Stock and the terms upon which the warrants may be exercised (the "Company Warrants"). The Company Disclosure Schedule sets forth true and complete copies of the option plans, grant agreements and warrant agreements pursuant to which the Company Stock Options and Company Warrants were granted and a true and complete list of each outstanding Company Stock Option and Company Warrant. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except as disclosed in the Company Disclosure Schedule, the Company has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Company or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

         3.3.     Authority; No Violation.

                  (a) Except for (i) approval by the affirmative vote of the holders of a majority of Company Common Stock and Company Preferred Stock voting together as a class, in accordance with the GCL and the terms of the Company Preferred Stock, (ii) if applicable, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) filing of the Certificate of Merger as required by the GCL (collectively, the "Company Approvals") and (iv) the consents and approvals disclosed in the Company Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of the Company in connection with (x) the execution and delivery by the Company of this Agreement and (y) the consummation by the Company of the Merger and the other transactions contemplated hereby. Subject to receipt of the Company Approvals, the Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company in accordance with the Certificate of Incorporation of the Company and applicable laws and regulations. Except for the Company Approvals, no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

                  (b) The Board of Directors of the Company also has approved the transactions contemplated by this Agreement and the Proxy Statement so as to render inapplicable thereto the provisions of Section 203 of the GCL or any other "business combination," "moratorium," "control share" or other antitakeover statute or regulation or provision of the Company's Certificate of Incorporation or By-Laws.

                  (c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Approvals are duly obtained, violate any provision of the Company's Certificate of Incorporation or By-Laws, (ii) assuming that the Company Approvals are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets, or (iii) except as set forth in the Company Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party or by which the Company any of its properties or assets may be bound or affected except, with respect to
(ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets, financial condition or prospects of the Company and which will not prevent or delay the consummation of the transactions contemplated hereby.

                  (d) The Board of Directors of the Company has duly adopted a resolution approving this Agreement and declaring its advisability and stating that this Agreement will be submitted to the Company's stockholders with a recommendation that they accept it.

         3.4.     Financial Statements.

                  (a)      The Company Disclosure Schedule sets forth copies of:
(i) the balance sheets of the Company as of December 31, 2000 and December 31, 2001, and the statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the years ended December 31, 2001, December 31, 2000 and December 31, 1999, in each case accompanied by the audit report of PwC, independent accountants with respect to the Company, and (ii) the unaudited balance sheets of the Company as of June 30, 2002 (the "Company June Balance Sheets") and the unaudited statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the six-month period ended June 30, 2002 (collectively, the "Company Financial Statements"). The Company Financial Statements (including the related notes) have been prepared in accordance with United States generally accepted accounting principles consistently applied ("GAAP") during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of the Company as of the respective dates set forth therein, and the consolidated results of the Company's operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year-end adjustments).

                  (b) The books and records of the Company are being maintained in material compliance with applicable legal and accounting requirements.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of June 30, 2002, the Company had no liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition or prospects of the Company which were required by GAAP (consistently applied) to be disclosed in the Company's consolidated financial statements as of June 30, 2002 or the notes thereto. The Company has not incurred any liabilities except in the ordinary course of business and consistent with past practice, except as related to the transactions contemplated by this Agreement.

         3.5.     Absence of Certain Changes or Events.

                  (a) Except as disclosed in the Company Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of the Company since December 31, 2001 and, to the best of the Company's knowledge, no facts or condition exists which the Company believes will cause such a material adverse change in the future.

                  (b) Except as set forth in the Company Disclosure Schedule, the Company has not taken or permitted any of the actions set forth in
Section 5.2 hereof between December 31, 2001 and the date hereof and, except for execution of this Agreement, the Company has conducted its business only in the ordinary course, consistent with past practice.

         3.6. Legal Proceedings. Except as disclosed in the Company Disclosure Schedule, the Company is not a party to any, and there are no pending or, to the best of the Company's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any officer or director of the Company in his or her capacity as such. Except as disclosed in the Company Disclosure Schedule, the Company is not a party to any order, judgment or decree entered in any lawsuit or proceeding.

         3.7.     Taxes and Tax Returns.

                  (a) Filing of Tax Returns and Payment of Taxes. The Company has timely filed all Tax Returns (as hereinafter defined) required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes (as hereinafter defined) that have become due and payable by the Company have been timely paid, and the Company will not be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before the date of this Agreement in an amount that exceeds the corresponding reserve therefor separately identified in the Company Disclosure Schedule, if any, as reflected in the accounting records of the Company, and any Taxes of the Company arising after such date will be incurred in the ordinary course of the Company's business. The Company has made available to Parent true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after December 31, 1998, and has delivered or made available to Parent all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

                  (b) Deficiencies. No deficiency or proposed adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing authority against the Company.

                  (c) Liens. There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company.

                  (d) Extensions to Statute of Limitations for Assessment of Taxes. The Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing authority.

                  (e) Extensions of the Time for Filing Tax Returns. Except as set forth in the Company Disclosure Schedule, the Company has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the date of this Agreement.

                  (f) Pending Proceedings. There is no action, suit, Taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or, to the knowledge of the Company, threatened, against or with respect to the Company. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any Tax or Tax Return of the Company.

                  (g) No Failures to File Tax Returns. No claim has ever been made by a Taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

                  (h) Tax Sharing, Allocation, or Indemnity Agreements. The Company is not a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

                  (i) Withholding Taxes. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.

                  (j) Tax-Free Merger. The Company has not taken any action, nor does the Company know of any fact, that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Code Section 368.

                  (k)      Certain Defined Terms. As used in this Agreement:



                           (i) "Tax" or "Taxes" (and with correlative meaning, "Taxable" and "Taxing") means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

                           (ii) "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

         3.8. Employee Benefit Plans. The Company does not maintain or contribute to any "employee pension benefit plan" (the "Company Pension Plans"), as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "Company Welfare Plans"), as such term is defined in Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, cafeteria plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. The Company has not contributed to, or been required to contribute to, any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

         3.9.     Compliance With Applicable Law.

                  (a) Except as set forth in the Company Disclosure Schedule, the Company holds all material Licenses from, and has submitted notices to, all governmental entities (including, without limitation, all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA") and all regulations of the United States Food and Drug Administration (the "FDA") necessary for the lawful conduct of its respective business as described in the Company Overview dated July 2002 (a copy of which the Company has provided to Parent), and has complied with and is not in default in any material respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to the Company (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets, financial condition or prospects of the Company) and the Company has not received written notice of violation of, and does not know of any violations of, any of the above.

                  (b) To the Company's knowledge, all biological and drug products being manufactured, distributed, or developed by the Company ("Company Pharmaceutical Products") that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA and the Public Health Service Act, and their applicable implementing regulations.

                  (c) To the Company's knowledge, all preclinical trials and clinical trials conducted by or on behalf of the Company have been, and are being conducted in material compliance with the applicable requirements of "Good Clinical Practice", Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56.

                  (d) All manufacturing operations conducted by or for the benefit of the Company have been and are being conducted in compliance with the FDA's applicable current "Good Manufacturing Practice" regulations for drug and biological products. In addition, the Company is in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar applicable laws.

                  (e) No Company Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or any other similar foreign governmental entity by the Company or, to the knowledge of the Company, any licensee, distributor or marketer of any Company Pharmaceutical Product, in the United States or outside of the United States.

                  (f) The Company has not received any written notice that the FDA or any other governmental entity has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of any Company Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, marketing or reimbursement of any Company Pharmaceutical Products.

                  (g) The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, nor, to the knowledge of the Company, any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

                  (h) For purposes of this Agreement, "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, clearances and similar consents granted or issued by any governmental or regulatory authority.

         3.10.    Certain Contracts.

                  (a) The Company is in full compliance with, and has not been and is not in default under, any of the provisions of either (i) the License Agreement dated February 25, 1998, by and between Pain Management, Inc. and Dr. Stuart Weg, (ii) the License Agreement dated August 25, 2000, as amended October 9, 2001, by and between the Company and West Pharmaceuticals, Inc., or
(iii) the License Agreement dated December 12, 2001 (the "Farmarc License Agreement"), by and among the Company, Farmarc N.A.N.V. (Netherlands Antilles), Farmarc Netherlands B.V., and Shimoda Biotech (Proprietary) Ltd. All of such agreements are in full force and effect.

                  (b) Except for the plans referenced in Section 3.8 or as disclosed in the Company Disclosure Schedule, the Company is not a party to or bound by any contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company to any of its officers, employees, directors or consultants. The Company Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which the Company is a party.

                  (c) Except as disclosed in the Company Disclosure Schedule, (i) as of the date of this Agreement, the Company is not a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets, financial condition or prospects of the Company, (ii) no commitment, agreement or other instrument to which the Company is a party or by which any of them is bound limits the freedom of the Company to compete in any line of business or with any person, and (iii) the Company is not a party to any collective bargaining agreement.

                  (d) Except as disclosed in the Company Disclosure Schedule, neither the Company nor, to the best knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, or other commitment or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets, financial condition or prospects of the Company.

                  (e) Except as disclosed in the Company Disclosure Schedule, no payments shall be due or payable under the Farmarc License Agreement or any other agreement to which the Company is a party upon or as a result of this Agreement or the Merger.


         3.11.    Intellectual Property.

                  (a) The Company owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of the Company's business as presently conducted. Except as set forth in the Company Disclosure Schedule, (i) such intellectual property rights are owned free and clear of royalty obligations, liens and encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights, (iii) the use of all such intellectual property by the Company does not infringe or violate the intellectual property rights of any person or entity, and (iv) the Company has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such intellectual property. The Company has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

                  (b) The Company Disclosure Schedule identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of the Company's intellectual property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)); and (ii) all intellectual property that the Company uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights.

                  (c) The Company has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

                  (d) To the Company's knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, nor does the practice of any of the intellectual property owned by or licensed to the Company interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties. The Company has not received any written complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including but not limited to any claim that the Company must license or refrain from using any intellectual property rights of any third party), nor to the Company's knowledge is there any reasonable basis therefor. To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict in any material respect with any intellectual property rights of the Company.

         3.12. Properties. The Company has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, listed on the Company Disclosure Schedule, subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of the Company June Balance Sheet,
(ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such title imperfections that are not in the aggregate material to the business, operations, assets, financial condition or prospects of the Company. Except as affected by the transactions contemplated hereby, the Company as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property listed on the Company Disclosure
Schedule in all material respects as presently occupied, used, possessed and controlled by the Company.

         3.13. Insurance. The business operations and all insurable properties and assets of the Company are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against (including, without limitation, products liability for human clinical trials, professional liability for insureds and employees and professional liability for clinical sites and clinical investigators), in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of the Company adequate for the business engaged in by the Company. As of the date hereof, the Company has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion, and a list of all pending claims and coverage disputes is set forth in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, the Company has received no "reservation of rights" letters with respect to pending claims or coverage disputes.

         3.14.    Environmental Matters.

                  (a) The Company is not required to obtain any Licenses under applicable Environmental Laws in connection with the conduct of the business and assets and properties of the Company. Except as disclosed in the Company Disclosure Schedule, no oral or written notification of a Release of a Hazardous Material in connection with the operation of the Company's business has been filed by or on behalf of the Company, and no site or facility now or previously owned, operated, or leased by the Company is listed or proposed for listing on the "National Priorities List" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar state or local list of sites requiring investigation or clean-up.

                  (b)      For purposes hereof:

                           (i) "Environmental Law" means any law or order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

                           (ii)     "Release" means any release, spill,
                  emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

                           (iii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority under any Environmental Law.

         3.15. Employees. Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, no executive, key employee, independent contractor, or group of employees has any plans to terminate employment or association with the Company. The Company is not subject to any strike, grievance, claim of unfair labor practices, or other collective bargaining dispute, and the Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         3.16. Transactions With Affiliates. Except as disclosed in the Company Disclosure Schedule, no affiliate, as such term is defined in Rule 405 promulgated under the 1933 Act, of the Company (i) has any material direct or indirect interest in any entity which transacts business with the Company, (ii) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business, (iii) has any other contractual relationship with the Company in respect of its business, (iv) owns any asset used by the Company in connection with its business or (v) has made or received any loans or other financings [other than equity financings] to or from the Company other than compensation described in the Company Disclosure Schedule or the documents listed therein.

         3.17. Broker's and Other Fees. Neither the Company nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Without limiting the foregoing, except as set forth in the Company Disclosure Schedule, no payments shall be due or payable under the Farmarc License Agreement or any other agreement to which the Company is a party upon or as a result of this Agreement or the Merger. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by the Company.

         3.18. The Company Proxy Statement Information. The information relating to the Company to be contained in the Proxy Statement to be delivered to stockholders of Parent in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement is mailed to stockholders of Parent, and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.19. Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


                  ARTICLE IV -- REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         References herein to the "Parent Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, and any other sections or subsections to which it is readily apparent from a reading of such disclosure, which have been delivered on the date hereof by Parent to the Company.

         Parent hereby represents and warrants to the Company as follows (and as to Sections 4.1(c) and 4.3(c) hereof, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows):

         4.1.     Corporate Organization.

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Parent. The Parent Disclosure Schedule lists each state in which Parent is qualified to do business as a foreign corporation.

                  (b) Parent does not, directly or indirectly, own any stock or other equity interests in, or act as a general partner or managing member of, any corporation, limited liability company, partnership, joint venture or other legal entity, except for Merger Sub.

                  (c) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Capitalization. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of the date hereof, there are 15,673,286 shares of Parent Common Stock issued and outstanding (excluding 511,200 shares of treasury stock) and 831,547 shares of Parent Preferred Stock, all of which have been designated Series A Convertible Preferred Stock, issued and outstanding. As of the date hereof, there are 3,304,755 shares of Parent Common Stock issuable upon exercise of outstanding stock options under its Amended and Restated 2000 Stock Option Plan and 1,080,354 shares of Parent Common Stock issuable upon exercise of outstanding warrants to purchase shares of Parent Common Stock. The Parent Disclosure Schedule sets forth all options which may be exercised for issuance of Parent Common Stock and the terms upon which the options and the warrants may be exercised ("Parent Stock Options"). The Parent Disclosure Schedule sets forth true and complete copies of the option plans and grant agreements pursuant to which the Parent Stock Options were granted and a true and complete list of each outstanding Parent Stock Option. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except for the Parent Stock Options disclosed in the Parent Disclosure Schedule, Parent has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Parent or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

         4.3.     Authority; No Violation.

         (a) Except for (i) the approval by the affirmative vote of the holders of a majority of Parent Common Stock and Parent Preferred Stock voting together as a class and by the affirmative vote of the holders of a majority of Parent Preferred Stock in accordance with the GCL, (ii) if applicable, the pre-merger notification requirements of the HSR Act, (iii) filing of the Certificate of Merger as required by the GCL (collectively, the "Parent Approvals") and (iv) the consents and approvals disclosed in the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Parent in connection with (x) the execution and delivery by Parent of this Agreement and (y) the consummation by Parent of the Merger and the other transactions contemplated hereby. Subject to receipt of Parent Approvals, Parent has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent in accordance with the Certificate of Incorporation of Parent and applicable laws and regulations. Except for Parent Approvals, no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes valid and binding obligations of Parent enforceable against Parent in accordance with its terms.

                  (b) The Board of Directors of Parent has approved the transactions contemplated by this Agreement and the Proxy Statement so as to render inapplicable thereto the restrictions set forth in Section 203 of the GCL or any other "business combination," "moratorium," "control share" or other antitakeover statute or regulation or provision of Parent's Certificate of Incorporation or By-Laws.

                  (c) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by Parent with any of the terms or provisions hereof, will (i) assuming Parent Approvals are duly obtained, violate any provision of Parent's Certificate of Incorporation or By-Laws, (ii) assuming that Parent Approvals are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its properties or assets, or (iii) except as set forth in the Parent Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent is a party or by which Parent any of its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets, financial condition or prospects of Parent and which will not prevent or delay the consummation of the transactions contemplated hereby.

                  (d) Subject to receipt of the Parent Approvals, Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and the sole stockholder of Merger Sub in accordance with the Certificate of Incorporation of Merger Sub and applicable laws and regulations. No other corporate proceedings on the part of Merger Sub are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes valid and binding obligations of Merger Sub enforceable against Merger Sub in accordance with its terms.

                  (e) The Board of Directors of Parent has duly adopted and approved this Agreement and the Merger and has determined that it is in the best interests of Parent and its stockholders that Parent acquire the business of the Company pursuant to the terms and conditions set forth herein.

         4.4.     Financial Statements.

                  (a)      The Parent Disclosure Schedule sets forth copies of:
(i) the balance sheets of Parent as of December 31, 2000 and December 31, 2001, and the consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 2001, December 31, 2000 and December 31, 1999, in each case accompanied by the audit report of E&Y, independent public accountants with respect to Parent, and (ii) the unaudited balance sheets of Parent as of June 30, 2002 (the "Parent June Balance Sheet") and the unaudited statements of income, shareholders' equity and cash flows for the six-month period ending June 30, 2002 (collectively, the "Parent Financial Statements"). Parent Financial Statements (including the related notes) have been prepared in accordance with GAAP during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of Parent as of the respective dates set forth therein, and the consolidated results of Parent's operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year end adjustments).

                  (b) The books and records of Parent are being maintained in material compliance with applicable legal and accounting requirements.

                  (c) Except as and to the extent reflected, disclosed or reserved against in Parent Financial Statements (including the notes thereto), as of June 30, 2002, Parent had no liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition or prospects of Parent which were required by GAAP (consistently applied) to be disclosed in Parent's consolidated financial statements as of June 30, 2002 or the notes thereto. Parent has not incurred any liabilities except in the ordinary course of business and consistent with past practice, except as related to the transactions contemplated by this Agreement.

         4.5. SEC Filings. Parent has previously made available to the Company a complete copy of each filing by Parent with the SEC since December 31, 1999 pursuant to the 1933 Act or the 1934 Act (collectively, the "Parent SEC Filings"). Since January 1, 2000, Parent has timely filed all reports, proxy statements, registration statements and filings that each of them was required to file with the SEC under the 1933 Act and the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations adopted thereunder, including Regulation S-X. As of their respective dates, each such report, proxy statement, registration statement, form or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        4.6.    Absence of Certain Changes or Events.

                (a) Except as disclosed in the Parent Disclosure Schedule and the Parent SEC Filings, there has not been any material adverse change in the business, operations, assets or financial condition of Parent since December 31, 2001 and, to the best of Parent's knowledge, no facts or condition exists which Parent believes will cause such a material adverse change in the future.

                (b) Except as set forth in the Parent Disclosure Schedule, Parent has not taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 2001 and the date hereof and, except for execution of this Agreement, Parent has conducted its business only in the ordinary course, consistent with past practice.

        4.7. Legal Proceedings. Except as disclosed in the Parent Disclosure Schedule, Parent is not a party to any, and there are no pending or, to the best of Parent's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Parent or any officer or director of Parent in his or her capacity as such. Except as disclosed in the Parent Disclosure Schedule, Parent is not a party to any order, judgment or decree entered in any lawsuit or proceeding.

        4.8.    Taxes and Tax Returns.

                (a) Filing of Tax Returns and Payment of Taxes. Parent has timely filed all Tax Returns (as hereinafter defined) required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes (as hereinafter defined) that have become due and payable by Parent have been timely paid, and Parent will not be liable for any additional Taxes in respect of any taxable period or any portion thereof ending on or before the date of this Agreement in an amount that exceeds the corresponding reserve therefor separately identified in the Parent Disclosure Schedule, if any, as reflected in the accounting records of Parent, and any Taxes of Parent arising after such date will be incurred in the ordinary course of Parent's business. Parent has made available to the Company true, correct and complete copies of all Tax Returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after December 31, 1998, and has delivered or made available to the Company all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies assessed against or agreed to by Parent.

                (b) Deficiencies. No deficiency or proposed adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing authority against Parent.

                (c) Liens. There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of Parent.

                (d) Extensions to Statute of Limitations for Assessment of Taxes. Parent has not consented to extend the time in which any Tax may be assessed or collected by any Taxing authority.

                (e) Extensions of the Time for Filing Tax Returns. Except as set forth in the Parent Disclosure Schedule, Parent has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the date of this Agreement.

                (f) Pending Proceedings. There is no action, suit, Taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or, to the knowledge of Parent, threatened, against or with respect to Parent. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any Tax or Tax Return of Parent.

                (g) No Failures to File Tax Returns. No claim has ever been made by a Taxing authority in a jurisdiction where Parent does not pay Tax or file Tax Returns that Parent is or may be subject to Taxes assessed by such jurisdiction.

                (h) Tax Sharing, Allocation, or Indemnity Agreements. Parent is not a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes, except in connection with license agreements.

                (i) Withholding Taxes. Parent has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.

                (j) Tax-Free Merger. Parent has not taken any action, nor does Parent know of any fact, that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Code Section 368.

        4.9. Employee Benefit Plans. Except as disclosed in the Parent Disclosure Schedule and Parent's employee handbook, a copy of which is included in the Parent Disclosure Schedule, Parent does not maintain or contribute to any "employee pension benefit plan" (the "Parent Pension Plans"), as such term is defined in Section 3 of ERISA, "employee welfare benefit plan" (the "Parent Welfare Plans"), as such term is defined in Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, cafeteria plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Parent has not contributed to, or been required to contribute to, any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

        4.10.   Compliance With Applicable Law.

                (a) Except as set forth in the Parent Disclosure Schedule, Parent holds all material Licenses from, and has submitted notices to, all governmental entities (including, without limitation, all authorizations under the FDCA and all regulations of the FDA necessary for the lawful conduct of its respective business as described in Parent Company Overview dated July 2002 (a copy of which Parent has provided to the Company), and has complied with and is not in default in any material respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Parent (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets, financial condition or prospects of Parent) and Parent has not received written notice of violation of, and does not know of any violations of, any of the above.

                (b) To Parent's knowledge, all biological and drug products being manufactured, distributed, or developed by Parent ("Parent Pharmaceutical Products") that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA and the Public Health Service Act, and their applicable implementing regulations.

                (c) To Parent's knowledge, all preclinical trials and clinical trials conducted by or on behalf of Parent have been, and are being conducted in material compliance with the applicable requirements of "Good Clinical Practice", Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56.

                (d) All manufacturing operations conducted by or for the benefit of Parent have been and are being conducted in compliance with the FDA's applicable current "Good Manufacturing Practice" regulations for drug and biological products. In addition, Parent is in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar applicable laws.

                (e) No Company Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or any other similar foreign governmental entity by Parent or, to the knowledge of Parent, any licensee, distributor or marketer of any Company Pharmaceutical Product, in the United States or outside of the United States.

                (f) Parent has not received any written notice that the FDA or any other governmental entity has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of any Parent Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, marketing or reimbursement of any Parent Pharmaceutical Products.

                (g) Parent has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither Parent, nor, to the knowledge of Parent, any officer, key employee or agent of Parent has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

        4.11.   Certain Contracts.

                (a) Except for plans referenced in Section 4.9 or as disclosed in the Parent Disclosure Schedule, (i) Parent is not a party to or bound by any contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment

(whether of severance pay or otherwise) becoming due from Parent to any of its officers, employees, directors or consultants. The Parent Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which Parent is a party.

                (b)     Except as disclosed in the Parent Disclosure Schedule,
(i) as of the date of this Agreement, Parent is not a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets, financial condition or prospects of Parent, (ii) no commitment, agreement or other instrument to which Parent is a party or by which any of them is bound limits the freedom of Parent to compete in any line of business or with any person, and (iii) Parent is not a party to any collective bargaining agreement.

                (c) Except as disclosed in the Parent Disclosure Schedule, neither Parent nor, to the best knowledge of Parent, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, or other commitment or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets, financial condition or prospects of Parent.

        4.12.   Intellectual Property.

                (a) Parent owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of Parent's business as presently conducted. Except as set forth in the Parent Disclosure Schedule, (i) such intellectual property rights are owned free and clear of royalty obligations, liens and encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights, (iii) the use of all such intellectual property by Parent does not infringe or violate the intellectual property rights of any person or entity, and (iv) Parent has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such intellectual property. Parent has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

                (b) The Parent Disclosure Schedule identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of Parent's intellectual property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)); and (ii) all intellectual property that Parent uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights.

                (c) Parent has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

                (d) To the knowledge of Parent, Parent has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, nor does the practice of any of the intellectual property owned by or licensed to Parent interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties. Parent has not received any written complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including, but not limited to, any claim that Parent must license or refrain from using any intellectual property rights of any third party), nor to Parent's knowledge is there any reasonable basis therefor. To the knowledge of Parent, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict in any material respect with any intellectual property rights of Parent.

        4.13. Properties. Parent has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, listed on the Parent Disclosure Schedule, subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in the Parent June Balance Sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such title imperfections that are not in the aggregate material to the business, operations, assets, financial condition or prospects of Parent. Except as affected by the transactions contemplated hereby, Parent as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property listed on the Parent Disclosure Schedule in all material respects as presently occupied, used, possessed and controlled by Parent.

        4.14. Insurance. The business operations and all insurable properties and assets of Parent are insured for their benefit against all risks which, in the reasonable judgment of the management of Parent, should be insured against (including, without limitation, products liability for human clinical trials, professional liability for insureds and employees and professional liability for clinical sites and clinical investigators), in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Parent adequate for the business engaged in by Parent. As of the date hereof, Parent has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion, and a list of all pending claims and coverage disputes is set forth in the Parent Disclosure Schedule. Except as set forth in the Parent Disclosure Schedule, Parent has received no "reservation of rights" letters with respect to pending claims or coverage disputes.

        4.15. Environmental Matters. Parent is not required to obtain any Licenses under applicable Environmental Laws in connection with the conduct of the business and assets and properties of Parent. Except as disclosed in the Parent Disclosure Schedule, no oral or written notification of a Release of a Hazardous Material in connection with the operation of Parent's business has been filed by or on behalf of Parent, and no site or facility now or previously owned, operated, or leased by Parent is listed or proposed for listing on the "National Priorities List" under CERCLA or any similar state or local list of sites requiring investigation or clean-up.

        4.16. Employees. Except as set forth in the Parent Disclosure Schedule, to the knowledge of Parent, no executive, key employee, independent contractor, or group of employees has any plans to terminate employment or association with Parent. Parent is not subject to any strike, grievance, claim of unfair labor practices, or other collective bargaining dispute, and Parent has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Parent.

        4.17. Transactions With Affiliates. Except as disclosed in the Parent Disclosure Schedule, since January 1, 2001, no affiliate, as such term is defined in Rule 405 promulgated under the 1933 Act, of Parent (i) has any material direct or indirect interest in any entity which transacts business with Parent, (ii) has any direct or indirect interest in any property, asset or right which is used by Parent in the conduct of its business, (iii) has any other contractual relationship with Parent in respect of its business, (iv) owns any asset used by Parent in connection with its business, or (v) has made or received any loans or other financings (other than equity financings) to or from Parent other than compensation described in the Parent Disclosure Schedule or the documents listed therein.

        4.18. Broker's and Other Fees. Except for Petkevich & Partners, LLC, neither Parent nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Parent's agreement with Petkevich & Partners, LLC is set forth in the Parent Disclosure Schedule. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Parent.

        4.19. Parent Proxy Statement Information. The information relating to Parent to be contained in the Proxy Statement to be delivered to stockholders of Parent in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement is mailed to stockholders of Parent, and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form, in all material respects with all applicable laws, including the 1933 Act and the 1934 Act.

        4.20. Parent Common Stock. At the Effective Time, the Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Parent, with no personal liability attaching to the ownership thereof. The Parent Common Stock to be issued pursuant to the Merger will be registered under the 1933 Act and issued without any legend thereon, except as may be required pursuant to Rule 145 promulgated under the 1933 Act (regardless of whether Company Common Stock exchanged therefor was legended), in accordance with all applicable state and federal laws, rules and regulations and, provided the Parent Common Stock is then included therein, will be included in The Nasdaq Stock Market ("Nasdaq").

        4.21. Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


                     ARTICLE V -- COVENANTS OF THE PARTIES

        5.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time, each of Parent and the Company shall:

                (i) conduct its business only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder or with the prior written consent of the other party, which consent will not be unreasonably withheld;

                (ii) use reasonable efforts to preserve its business organization intact, keep available the present services of its employees and preserve the goodwill of its customers and employees and others with whom business relationships exist; and

                (iii) confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.

        5.2. Prohibited Actions Pending Closing. Except as provided in this Agreement and as disclosed in either the Company Disclosure Schedule or Parent Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, neither the Company nor Parent shall:

                (i) amend or otherwise change its Certificate of Incorporation, Bylaws or other governing documents;

                (ii) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of their capital stock or any other of their securities (other than (A) the exercise of presently outstanding options, (B) the conversion of presently outstanding Company Preferred Stock, and (C) the issuance of stock options to Ronald L. Goode, Ph.D. and to continuing and non-continuing directors of the Company and Parent);

                (iii) authorize or incur any debt for money borrowed or incur any long-term debt, or make any loans, advances or capital contributions to any third parties;

                (iv) mortgage, pledge, grant a security interest in or otherwise subject to lien or other encumbrance any of the its properties or agree to do so;

                (v) enter into or agree to enter into any agreement, contract or commitment, or modify, amend or terminate any agreement, contract or commitment, other than any agreement, contract or commitment involving aggregate payments of less than $20,000 in any one year where such entry, modification, amendment or termination occurs in the ordinary course of business consistent with past practice;

                (vi) declare, set aside, make or pay any dividend or other distribution to its stockholders, or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock, or authorize or effect any split-up or any recapitalization or make any changes in their authorized or issued capital stock;

                (vii) hire or increase or agree to increase, the compensation of any of their officers, directors or employees by means of salary increase, bonus or otherwise (other than any salary increase, bonus or otherwise of less than $20,000 in any one year and which occurs in the ordinary course of business consistent with past practice), or hire any employee (full time or part time) or retain any consultant;

                (viii) sell, license or otherwise dispose of, or agree to sell, license or dispose of, any of its assets or properties, other than any assets or properties valued at less than $20,000 where such sale, license or disposition occurs or is to occur in the ordinary course of business consistent with past practice;

                (ix) amend or terminate any lease (other than the lease for the Present New York Office), contract, undertaking or other commitment listed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or take action or fail to take any action, constituting any event of default thereunder;

                (x) assume, guarantee or otherwise become responsible for the obligations of any other party or agree to so do;

                (xi) take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated hereby;

                (xii) except as disclosed in Sections 3.17 or 4.18, pay any finders or investment bankers' fees in connection with the transactions contemplated by this Agreement; or

                (xiii) take any action prior to the Effective Time which would breach any of the representations and warranties contained in this Agreement.

        5.3. Litigation. Each of Parent and the Company shall promptly notify the other party of any lawsuits, claims, proceedings or investigations of which it has knowledge which after the date hereof are threatened or commenced against it or against any of its officers, directors, employees, consultants, agents or stockholders with respect to or affecting its business.

        5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other party on a monthly basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent, and Parent agrees to provide the Company, with internally prepared profit and loss statements no later than 20 business days after the close of each fiscal month, including the months of July and August 2002. Parent shall file its 1934 Act reports with the SEC on a timely basis, and shall provide a draft report to the Company at least one (1) business day prior to the proposed filing date.

        5.5.    Due Diligence; Access to Properties and Records.

                (a) The Company shall permit Parent and its representatives, and Parent shall permit the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to (and allow copies to be made of) Parent and its representatives, or the Company and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, Parent shall not be required to disclose to the Company material non-public information concerning potential acquisitions or other merger candidates.

                (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and shall, in all respects, be subject to the Confidentiality Agreement previously entered into between Parent and the Company.

        5.6. Governmental Consents. The parties hereto will cooperate with each other and use all reasonable efforts to prepare, file and diligently pursue all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible. The parties shall each have the right to review in advance all filings with, including all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

        5.7. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

        5.8. Public Announcements. Parent and the Company shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger contemplated hereby, and Parent and the Company agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transaction contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel, provided that the party issuing the release will provide to the other party a draft of the release prior to issuance.

        5.9.    Retention of Employees, Officers; Benefits.

                (a) Following consummation of the Merger, Parent will use reasonable efforts to retain the Company's existing officers and employees ("employees") with levels of aggregate total compensation (salary plus benefits) substantially equivalent in the aggregate to those currently provided to the employees by the Company, and with policies substantially equivalent in the aggregate to the employees as those currently followed by the Company.

                (b) The employee benefit plans, arrangements and related policies of the Company shall initially be unaffected by the Merger. Following the Merger, Parent may review such plans, arrangements and policies with a view towards consolidating them with Parent's plans, arrangements and policies to the extent feasible and consistent with paragraph (a) above. To the extent current employees of the Company become participants in or subject to a plan, arrangement or policy of Parent (including without limitation those pertaining to medical, vacation, sick leave, disability, and pension matters), they will receive credit for prior employment by the Company for all purposes in connection with such plan, arrangement or policy, and no prior existing condition limitation shall be imposed with respect to any medical coverage plan of Parent (except to the extent that such limitations have already been imposed). The foregoing shall not be construed to prevent the termination of any employment of any Company or Parent employee.

                (c) Parent shall enter into employment agreements (the "Employment Agreements"), effective as of the Effective Time, with Mark C. Rogers, M.D. and Ronald L. Goode, Ph.D., on substantially the terms set forth in Exhibits B and C, respectively.

        5.10. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to such Schedules shall correct or cure any representation, warranty or covenant which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

        5.11. Affiliates. Prior to the filing of the Proxy Statement, the Company shall deliver to Parent (a) a letter identifying all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company, as such term is defined in Rule 405 promulgated under the 1933 Act, including, without limitation, all directors and executive officers of the Company and (b) copies of letter agreements, each substantially in the form of Exhibit D attached hereto, executed by each such person so identified as an affiliate of the Company, for whom a signed "affiliate's letter" has not previously been delivered to Parent.

        5.12. Tax-Free Merger Status. The parties hereto shall take (or refrain from taking) any and all actions necessary to ensure that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1) and 368(2)(E) of the Code.

        5.13. Nasdaq Listing. The parties hereto will cooperate with each other and use all reasonable efforts to prepare, file and diligently pursue all necessary documentation to maintain the listing of the Parent Common Stock on Nasdaq, including, but not limited to, an initial listing application, if so required by Nasdaq pursuant to NASD Marketplace Rule 4330(f), and an appeal of a decision by Nasdaq to delist the Parent Common Stock, if applicable.

        5.14. Notice of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as the case may be, of (i) the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company or Parent, as the case may be, to comply or satisfy any covenant, condition or agreement to be complied with under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not relieve any party giving such notice of its obligation hereunder.

        5.15. Cash; Liabilities. As of the Effective Time, Parent shall have cash, cash equivalents, money market accounts or government securities in the amount of at least $16.5 million and its current liabilities shall not exceed $1.1 million. As of the Effective Time, Parent will not be delinquent, nor will it be in default, in the payment of any of its liabilities.

        5.16.   Stockholders Meetings.

                (a) The Company shall take all steps necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose set forth in Section 1.3(a) hereof.

                (b) Parent shall take all steps necessary to duly call, give notice of, convene and hold the Parent Stockholders Meeting for the purpose set forth in Section 1.3(b) hereof.

        5.17. Conversion of Company Preferred Stock. The Company shall take all steps necessary to obtain the requisite elections from the holders of Company Preferred Stock to effect the conversion of all shares of Company Preferred Stock into Company Common Stock in accordance with Section 2.1(a) hereof.

                        ARTICLE VI -- CLOSING CONDITIONS

        6.1. Conditions of Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                (a) Approval of Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of the Company and of Parent, and all of the Parent Stockholder Proposals shall have been approved by the requisite vote of the stockholders of Parent. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

                (b) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; and no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger.

        6.2. Conditions To the Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                (a) Representations and Warranties; Performance of Obligations of the Company. Except for those representations which are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Company Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) either (x) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Company Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates or (y) such supplement or amendment remedied any material breach in accordance with Section 7.2.

                (b) Opinion of Counsel. Parent shall have received an opinion of Thelen Reid & Priest LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to the matters set forth in Sections 3.1, 3.2 and 3.3 of this Agreement, and to the effect that for United States federal income tax purposes the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1) and 368(a)(2)(E) of the Code, and such other matters as are reasonably requested by Parent and its counsel.

                (c) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Parent may reasonably request.

                (d) Waiver of Option Acceleration. The holders of Company Stock Options shall have waived any acceleration and other provisions thereof necessary to effect the terms of Section 2.5 hereof.

                (e) Dissenters' Rights. Dissenters' or appraisal rights shall not have been exercised by Company stockholders holding more than 5% of the outstanding voting shares of the Company.

                (f) Regulatory Filings. All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby (other than immaterial government permits) shall have been obtained without any term or condition which would materially impair the value of the Company. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and any and all statutory waiting periods in respect thereof shall have expired.

                (g) Lock-Up Agreement. Each executive officer and director of the Company, and each of their respective affiliates, and each stockholder of the Company who will be a holder of at least five percent (5%) of the outstanding capital stock of Parent upon Closing, shall each have executed and delivered to Parent a written lock-up agreement, in form and substance acceptable to Parent, whereby each such person shall agree not to offer to sell or sell, dispose of, loan, pledge, hypothecate or grant any rights with respect to, any shares of Parent Common Stock, or any securities convertible into or exchangeable for shares thereof, for a period of six (6) months after the Effective Time.

                (h) Employment Agreement. Mark C. Rogers, M.D. shall have executed and delivered to Parent the Employment Agreement, on substantially the terms set forth in Exhibit B.

                (i) Comfort Letter. The Company Comfort Letter shall have been delivered to Parent.

                (j) Officers and Directors. Ronald L. Goode, Ph.D. shall have been duly elected, as of the Effective Time, to be President and Chief Executive Officer of Parent and the Surviving Company; and four directors designated by Parent shall been elected, as of the Effective Time, to be members of the Boards of Directors of Parent and the Surviving Company.

        6.3. Conditions To the Obligations of the Company Under This Agreement. The obligations of the Company under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                (a) Representations and Warranties; Performance of Obligations of Parent. Except for those representations which are made as of a particular date, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Parent shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Parent Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) either (x) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Parent Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates or (y) such supplement or amendment remedied any material breach in accordance with Section 7.1(e)(ii).

                (b) Opinion of Counsel. The Company shall have received an opinion of outside counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to the matters set forth in Sections 4.1, 4.2 and 4.3 of this Agreement and to the effect that for United States federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a)(1) and 368(a)(2)(E) of the Code, and such other matters as are reasonably requested by the Company and its counsel.

                (c) Certificates. Parent and Merger Sub shall have furnished the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section
6.3 as the Company may reasonably request.

                (d) Regulatory Filings. All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby (other than immaterial government permits) shall have been obtained without any term or condition which would materially impair the value of Parent. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and any and all statutory waiting periods in respect thereof shall have expired.

                (e) Lock-Up Agreement. Each officer and director of Parent, and each of their respective affiliates, and each stockholder of Parent who will be a holder of at least five percent (5%) of the outstanding capital stock of Parent upon Closing, shall each have executed and delivered to Parent a written lock-up agreement, in form and substance acceptable to Parent, whereby each such person shall agree not to offer to sell or sell, dispose of, loan, pledge, hypothecate or grant any rights with respect to, any shares of Parent Common Stock, or any securities convertible into or exchangeable for shares thereof, for a period of six (6) months after the Effective Time.

                (f) Employment Agreement. Ronald L. Goode, Ph.D. shall have executed and delivered to Parent the Employment Agreement, on substantially the terms set forth in Exhibit C.

                (g) Comfort Letter. The Parent Comfort Letter shall have been delivered to the Company.

                (h) Officers and Directors. Mark C. Rogers, M.D. shall have been duly elected, as of the Effective Time, to be Executive Chairman of Parent and the Surviving Company; and four directors designated by the Company shall been elected, as of the Effective Time, to be members of the Boards of Directors of Parent and the Surviving Company.

                         ARTICLE VII -- NO SOLICITATION;
                        TERMINATION, AMENDMENT AND WAIVER

        7.1.    No Solicitation.

                (a) Unless and until this Agreement shall have been terminated pursuant to and in compliance with Section 7.2 hereof, neither Parent nor the Company shall (whether directly or indirectly through its respective advisors, agents or other intermediaries), nor shall the Company or Parent authorize or permit any of its respective officers, directors, agents, employees, representatives or advisors to (i) solicit, initiate, encourage (including by way of furnishing information) or take any action to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person (other than Parent or the Company, as the case may be, and its respective affiliates) relating to (A) any acquisition or purchase of any of the assets of the Company or Parent, as the case may be, or of any class of equity securities of the Company or Parent, as the case may be, (B) any tender offer (including a self tender offer) or exchange offer, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as the case may be, or (D) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or would reasonably be expected to materially dilute the benefits to the other party hereto of the transactions contemplated by this Agreement (collectively, "Acquisition Proposals"), or agree to, recommend or endorse any Acquisition Proposal, (ii) enter into or execute any agreement with respect to any of the foregoing or
(iii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or participate in or assist, facilitate, or encourage, any effort or attempt by any other person (other than the Company or Parent, as the case may be, and its respective affiliates) to do or seek any of the foregoing.

                (b) Nothing contained in this Agreement shall prohibit the Company or Parent (i) from complying with Rule 14e-2 and Rule 14d-9 under the 1934 Act with respect to a bona fide tender offer or exchange offer, (ii) from making any disclosure of an Acquisition Proposal to its respective stockholders or otherwise if its respective Board of Directors concludes in good faith, within five (5) business days after consultation with its outside legal counsel, that such disclosure is necessary under applicable law or the failure to make such disclosure would be inconsistent with its fiduciary duties to its respective stockholders under applicable law or (iii) from participating in negotiations or discussions with or furnishing information to any person in connection with an Acquisition Proposal not solicited after the date hereof in breach of Section 7.1(a) above and which is submitted in writing by such person to the Board of Directors of the Company or Parent, as the case may be, after the date of this Agreement; provided, however, that prior to participating in any such discussions or negotiations or furnishing any information, within five
(5) business days after its receipt of the Acquisition Proposal, the Board of Directors of Parent or the Company, as the case may be, shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as hereinafter defined) and, after consultation with its outside legal counsel, that failure to participate in such negotiations or discussions or furnishing such information would be inconsistent with its fiduciary duties to the stockholders of Parent or the Company, as the case may be, under applicable law. The Company or Parent, as the case may be, shall (i) promptly notify the other party hereto (but in no event later than two (2) business days thereafter) if any Acquisition Proposal or inquiries regarding a potential Acquisition Proposal are received by, any information with respect to an Acquisition Proposal or a potential Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal or a potential Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of the person or entity involved and a copy of any such Acquisition Proposal, with the intent of enabling such other party to make a matching offer so that the transactions contemplated hereby may be effected. The Company or Parent, as the case may be, shall thereafter keep the other party hereto informed, on a current basis, of the status and terms of any such inquiries or Acquisition Proposals and the status of any such negotiations or discussions,. The Company or Parent, as the case may be, shall promptly furnish the other party hereto with copies of any written information (and advise it orally of any non-written information) provided to or by any person relating to an Acquisition Proposal to the extent such information has not previously been provided to such other party hereto.

                (c) Prior to the Effective Time, in the event the Board of Directors of the Company or Parent, as the case may be, by majority vote of all its members, determines in good faith that it has received a Superior Proposal and determines in good faith that taking the following actions would be inconsistent with its fiduciary duties to the Company or Parent, as the case may be, under applicable law, the Company or Parent, as the case may be, and its respective Board of Directors may (i) withdraw, modify or change the Board of Directors' approval or recommendation of this Agreement or the Merger, (ii) approve or recommend such Superior Proposal to its stockholders, (iii) terminate this Agreement and pay the Break-Up Fee (as defined in Section 7.3 hereof) and
(iv) publicly announce the Board of Directors' intention to do any or all of the foregoing.

                (d) The Company and Parent will immediately cease and cause its respective advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and Parent agrees not to release any third party from or waive any provisions of confidentiality in any confidentiality agreement to which it is a party.

                (e) "Superior Proposal" means a proposal with respect to any of the transactions described in clause (A), (B), (C) or (D) of the definition of Acquisition Proposal which the Board of Directors shall have concluded in good faith after receiving an opinion from its outside legal counsel and financial advisor, (i) is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the person making the proposal, (ii) if consummated, would result in a transaction more favorable to the stockholders of the Company or Parent, as the case may be, from a financial point of view than the transactions contemplated by this Agreement (taking into account any and all modifications proposed by the Company or Parent, as the case may be) and (iii) is fully financed (or, based on a good faith determination of the Board of Directors, is readily financeable).

        7.2. Termination. This Agreement may be terminated prior to the Effective Time:

                (a)     by mutual written consent of the parties hereto;

                (b) by Parent or the Company (i) if the Effective Time shall not have occurred on or prior to February 14, 2003 (the "Deadline Date") unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

                (c) by Parent or the Company (provided that the party seeking to terminate the Agreement shall not be in material breach of any of its obligations herein), upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority despite the reasonable efforts of the party seeking to terminate this Agreement to avoid such result, or if a court of competent jurisdiction has issued a final, non-appealable order prohibiting, restraining or enjoining the Merger and the other transactions contemplated hereby;

                (d) by Parent, if (i) a vote of the stockholders of the Company is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose or (ii) the requisite approval of the conversion of all shares of Company Preferred Stock into Company Common Stock is not obtained from the holders of the Company Series A Preferred Stock or the Company Series B Preferred Stock prior to the Deadline Date;

                (e) by the Company, if a vote of the stockholders of Parent is taken and such stockholders fail to approve any of the Parent Stockholder Proposals listed in clauses (1), (2), (3) and (6) of Section 1.3(b) hereof, at the meeting (or any adjournment thereof) held for such purpose;

                (f) by Parent, if there was a material breach in any representation, warranty, covenant, agreement or obligation of the Company hereunder and such breach (provided it is curable and the Company promptly commences its effort to cure) shall not have been remedied within 30 days after receipt by the Company of notice in writing from Parent to the Company specifying the nature of such breach and requesting that it be remedied;

                (g) by the Company, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Parent hereunder and such breach (provided it is curable and Parent promptly commences its effort to cure) shall not have been remedied within 30 days after receipt by Parent of notice in writing from the Company specifying the nature of such breach and requesting that it be remedied;

                (h) by Parent, if the conditions set forth in Section 6.2 are not satisfied and are not capable of being satisfied by the Deadline Date;

                (i)     by the Company, if the conditions set forth in Section
6.3 are not satisfied and are not capable of being satisfied by the Deadline Date; or

                (j) by Parent or the Company, if (i) the other party hereto approves or enters into an agreement providing for it to engage in a Superior Proposal, (ii) the other party has taken any action pursuant to Section 7.1(c) or (iii) ten (10) business days has elapsed since the Board of Directors of the other party has determined that an Acquisition Proposal is a Superior Proposal pursuant to Section 7.1(b)(iii) and such Board of Directors has not withdrawn its prior determination that such Acquisition Proposal was a Superior Proposal nor has it advised management to terminate, and caused any representative of the other party to terminate, discussions or negotiations with or furnishing information to the person, or any of affiliates or representatives of such person, that had made the Acquisition Proposal.

        7.3.    Break-Up Fee.

                (a)     If the Company terminates this Agreement pursuant to
Section 7.2(e), 7.2(g), 7.2(i) or 7.2(j) hereof, or Parent terminates this Agreement pursuant to Section 7.1(c) hereof, then Parent will immediately (but in any event within three business days after Parent receives notice of termination) pay to the Company a termination fee equal to $2.0 million in cash (the "Cash Break-Up Fee").

                (b) If Parent terminates this Agreement pursuant to Section 7.2(d), 7.2(f), 7.2(h) or 7.2(j) hereof, or the Company terminates this Agreement pursuant to Section 7.1(c) hereof, then the Company will immediately (but in any event within three business days after the Company receives notice of termination) pay or deliver to Parent, at the Company's option, either (i) the Cash Break-Up Fee or (ii) $4.0 million share value (based on a valuation prepared by Thomas Weisel Partners LLC, C. E. Unterberg, Towbin, Inc., Wells Fargo Securities, LLC ("Wells Fargo") or such other firm as is mutually agreed to by Parent and the Company, it being understand that if Parent and the Company do not mutually agree, the valuation shall be prepared by Wells Fargo) (the "Break-Up Shares"; the Cash Break-Up Fee and the Break-Up Shares are also referred to herein as the "Break-Up Fee").

                (c)
                        (i) If, within six (6) months after the date (the "Termination Date") on which this Agreement is terminated by Parent pursuant to Section 7.2(d), 7.2(f),

                7.2(h) or 7.2(j) hereof, all of the Break-Up Shares are not listed on Nasdaq or a national securities exchange or market, then, in addition to the Break-Up Shares, the Company shall pay to Parent, on a monthly basis, a royalty equal to 5% of the gross proceeds from the sale of any and all products or services by the Company or 10% of the gross proceeds to the Company pursuant to a licensing agreement, joint venture or similar agreement, up to a maximum payment (the "Maximum Aggregate Royalty") of $4.0 million plus interest at the rate of six percent (6%) per annum. Interest expense shall be calculated from the date the Parent terminates this Agreement.

                        (ii) If, prior to the date on which the Company has paid the full amount of the Maximum Aggregate Royalty to Parent, Parent sells any or all of the Break-Up Shares, the proceeds of such sale shall be deducted from the Maximum Aggregate Royalty due under Section 7.3(c) above.

                        (iii) Upon payment by the Company to Parent of the full amount of the Maximum Aggregate Royalty, any and all Break-Up Shares then held by Parent shall be returned to the Company for cancellation.

                (d) The Company and Parent agree and acknowledge that the cash and/or shares of capital stock to be paid or delivered pursuant to this
Section 7.3 is sufficient to cover all reasonable out-of-pocket expenses which either party hereto may incur in connection with this Agreement and the Merger and the transactions contemplated hereby.

        7.4. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Parent or the Company pursuant to
Section 7.2, this Agreement (other than Section 9.1, which shall survive termination) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders, except pursuant to Section 7.3 above. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.


            ARTICLE VIII -- ADJUSTMENT FOR LOSSES; ESCROW OF SHARES

        8.1.    Escrow of Shares.

                (a) Escrowed Shares. Notwithstanding any contrary provision contained in this Agreement, at the Effective Time, Parent shall (i) allocate from the shares of Parent Common Stock to be delivered to the holders of Company Common Stock pursuant to Article II hereof, and shall deliver to U.S. Trust Company or such other escrow agent mutually acceptable to Parent and the Company (the "Escrow Agent"), into escrow, a number of shares of Parent Common Stock equal to 10% of Parent Common Stock that would otherwise be issuable to the holders of Company Common Stock (the "Company Escrowed Shares") and (ii) issue and deliver to the Escrow Agent into escrow an additional number of shares of Parent Common Stock equal to the number of Company Escrowed Shares (the "Parent Escrowed Shares" and, together with the Company Escrowed Shares, the "Escrowed Shares"). The Escrowed Shares shall be allocated from the shares of Parent Common Stock to be delivered pursuant to Section

2.1(c) hereof to each holder of Company Common Stock in proportion to each such holder's respective holdings of Company Common Stock.

                (b) Escrow Agreement. The Escrowed Shares shall be held by the Escrow Agent for the period set forth in, and in accordance with the terms of, an escrow agreement in such form and containing such terms as are agreed upon by the parties thereto (the "Escrow Agreement") to be entered into among the Escrow Agent, Parent, the Parent Stockholders' Representative (as hereinafter defined) and the Company Stockholders' Representative (as hereinafter defined).

        8.2.    Stockholders' Representatives.

                (a) Appointment. Mark C. Rogers, M.D. is hereby appointed as the representative (the "Company Stockholders' Representative") of the holders (and, after the Effective Time, the former holders) of Company Common Stock, and Ronald L. Goode, Ph.D. is hereby appointed as the representative (the "Parent Stockholders' Representative") of the holders of Parent Common Stock (other than the shares of Parent Common Stock issued pursuant to the Merger). (The Parent Stockholders' Representative and the Company Stockholders' Representative are collectively referred to herein as the "Stockholders' Representatives".)

                (b) Authority. The Company Stockholders' Representative is authorized to act on behalf of the holders (or former holders) of Company Common Stock, and the Parent Stockholders' Representative is authorized to act on behalf of the holders of Parent Common Stock (other than the shares issued pursuant to the Merger), in all matters arising under Section 8.3 of this Agreement and under the Escrow Agreement.

                (c) Replacement. The Company Stockholders' Representative may be replaced by the affirmative vote of the persons or entities that, prior to the Effective Time, were holders of a majority of the outstanding shares of Company Common Stock, and the Parent Stockholders' Representative may be replaced by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock (other than the shares of Parent Common Stock issued pursuant to the Merger).

                (d) No Liability. The Stockholders' Representatives shall not be liable, in their capacity as such, to the stockholders they represent by reason of any error of judgment or for any act done or step taken (including any settlement of claims pursuant to the terms of the Escrow Agreement) or omitted by the Escrow Agent in good faith or any mistake of fact or law or for anything which the Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of the Escrow Agent's own gross negligence or willful misconduct.

        8.3.    Adjustment for Losses.

                (a) Parent Claims. If, on or prior to the date six (6) months after the Closing Date (the "Escrow Termination Date"), it becomes known to Parent or the Parent Stockholders' Representative that any of the representations and warranties set forth in Article III of this Agreement were untrue as of the date hereof or as of the Closing Date, or that any of the Company's covenants set forth in Article V were not satisfied, Parent or the Parent Stockholders'

Representative shall, prior to the Escrow Termination Date, notify the Company Stockholders' Representative and the Escrow Agent in writing of the amount of its good faith estimate of the amount of any claim, loss, liability, damage, cost or expense resulting from or incurred in connection with the breach of such representation or warranty (a "Parent Claim"), which notice shall include a brief description of the facts upon which such Parent Claim is based. No Parent Claim shall be made unless the alleged value of such Parent Claim equals or exceeds $50,000 or until the aggregate alleged value of all Parent Claims equals or exceeds $250,000.

                (b) Proposed Adjustments to Parent Claims. Upon receipt of the notice of the Parent Claim, the Company Stockholders' Representative shall have twenty (20) business days in which to review such Parent Claim and if, in his or her reasonable judgment, the Company Stockholders' Representative disagrees with the validity of such Parent Claim or with the amount of such Parent Claim, the Company Stockholders' Representative may propose an adjustment thereto or propose that no amount should be paid on account of such Parent Claim within such twenty (20) business day period. Any proposed adjustment or rejection thereof shall be in writing and shall be submitted to the Parent Stockholders' Representative within such twenty (20) business day period. The Parent Stockholders' Representative shall cooperate fully in responding to questions and requests for information submitted by the Company Stockholders' Representative in connection with such review. Unless the Company Stockholders' Representative notifies the Parent Stockholders' Representative within such twenty (20) business day period that he object to the Parent Claim, the Parent Claim shall be binding upon the former holders of the Company Common Shares and shall be deemed finally determined. The Stockholders' Representatives shall use their best efforts for ten (10) business days after the submission of any proposed adjustment or rejection by the Company Stockholders' Representatives to agree upon any proposed adjustments to the Parent Claim.

                (c) Company Claims. If, on or prior to the Escrow Termination Date, it becomes known to the Company Stockholders' Representative that any of the representations and warranties set forth in Article IV of this Agreement were untrue as of the date hereof or as of the Closing Date, or that any of Parent's covenants set forth in Article V were not satisfied, the Company Stockholders' Representative shall, prior to the Escrow Termination Date, notify the Parent Stockholders' Representative and the Escrow Agent in writing of the amount of its good faith estimate of the amount of any claim, loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees) resulting from or incurred in connection with the breach of such representation or warranty (a "Company Claim"; Parent Claims and Company Claims are collectively and individually referred to herein as "Claims"), which notice shall include a brief description of the facts upon which such Company Claim is based. No Company Claim shall be made unless the alleged value of such Company Claim equals or exceeds $50,000 or until the aggregate alleged value of all Company Claims equals or exceeds $250,000.

                (d) Proposed Adjustments to Company Claims. Upon receipt of the notice of the Company Claim, the Parent Stockholders' Representative shall have twenty (20) business days in which to review such Company Claim and if, in his reasonable judgment, he disagrees with the validity of such Company Claim or with the amount of such Company Claim, the Parent Stockholders' Representative may propose an adjustment thereto or propose that no amount should be paid on account of such Company Claim within such twenty (20) business day period. Any proposed adjustment or rejection thereof shall be in writing and shall be submitted to the

Company Stockholders' Representative within such twenty (20) business day period. The Company Stockholders' Representative shall cooperate fully in responding to questions and requests for information submitted by the Parent Stockholders' Representative in connection with such review. Unless the Parent Stockholders' Representative notifies the Company Stockholders' Representative within such twenty (20) business day period that he object to the Company Claim, the Company Claim shall be binding upon the Parent Stockholders' Representative and shall be deemed finally determined. The Parent Stockholders' Representative and the Company Stockholders' Representative shall use their best efforts for ten (10) business days after the submission of any proposed adjustment or rejection by the Parent Stockholders' Representative to agree upon any proposed adjustments to the Company Claim.

                (e) Arbitration. If the Stockholders' Representatives do not resolve a dispute as to the amount or validity of the Claim within the ten (10) business day period, such dispute may, at the request of either of the Stockholders' Representatives, be submitted for resolution to arbitration by a panel of three arbitrators, one to be selected by the Parent Stockholders' Representative, one to be selected by the Company Stockholders' Representative and the third to be selected by the first two arbitrators (collectively, the "Arbitrators"). The Parent Stockholders' Representative shall provide to the Arbitrators its estimate of the Claim, and the Company Stockholders' Representatives shall provide to the Arbitrators their estimate of the Claim. The Arbitrators shall provide the Stockholders' Representatives with its determination of the Claim and, for purposes of this Agreement, the Claim shall be deemed to be whichever of the estimates is closest to the Arbitrators' determination. The decision of the Arbitrators as to all matters which they are directed hereunder to decide shall be final and binding upon the Stockholders' Representatives, Parent and the former holders of the Company Common Shares.

                (f) Costs. The non- prevailing party shall bear the fees and costs of the arbitration and the prevailing party (including attorneys' fees and expenses) incurred in connection with such dispute, such fees to be paid in cash by Parent, but if borne by the former holders of the Company Common Shares, such costs and fees shall be added to the amount of the Claim and allocated in the manner set forth below.

                (g) Cancellation or Delivery of Escrowed Shares. Upon final determination of a Company Claim in favor of the Company as set forth above, the Escrow Agent shall deliver to the former holders of Company Common Shares such number of the Company Escrowed Shares as equals the amount of the Company Claim divided by the Median Pre-Closing Price (as hereinafter defined). Upon final determination of a Parent Claim in favor of Parent as set forth above, the Escrow Agent shall deliver a number of Company Escrowed Shares to Parent for due cancellation pursuant to the terms and conditions of the Escrow Agreement equal to the amount of the Parent Claim divided by the Median Pre-Closing Price. The "Median Pre-Closing Price" shall mean the Median Price of Parent Common Stock calculated based upon the Closing Price of Parent Common Stock during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The "Closing Price" shall mean the last reported sale price of Parent Common Stock on The Nasdaq Stock Market and published in The Wall Street Journal. The "Median Price" shall be determined by taking the average of the Closing Prices left after discarding the seven lowest and seven highest Closing Prices in the 20-day period. A "trading day" shall mean a day for which a Closing Price is so published.

                (h) Delivery of Escrowed Shares. On the Escrow Termination Date, the Escrow Agent shall deliver (i) any remaining Company Escrowed Shares to the former holders of the Company Common Shares in proportion to each such holder's respective holdings of Company Common Stock; and (ii) any remaining Parent Escrowed Shares to Parent for cancellation; provided, however, if one or more Claims have been made pursuant to Section 8.3(a) or 8.3(c) above and have not been resolved pursuant to Section 8.3(e) on or prior to the Escrow Termination, a number of Escrowed Shares equal to the amount of such unresolved Claim or Claims divided by the Median Pre-Closing Price shall continue to be held in escrow pursuant to the Escrow Agreement and shall be cancelled or delivered in accordance with Section 8.3(g) above and this Section 8.4(h) upon such resolution of such Claim or Claims.

                (i) Exclusive Remedy. After the Closing, the remedies set forth in this Section 8.3 shall be the sole and exclusive recourse of Parent and the Company for any inaccuracy or breach of any of the representations and warranties or covenants set forth in this Agreement.


                          ARTICLE IX -- MISCELLANEOUS

        9.1.    Expenses.

                (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Parent and the Company shall each pay 50% of all expenses and fees related to filing of the Registration Statement (including the Proxy Statement included therein) and related documents with the SEC and filings pursuant to state "blue sky" laws and regulations in connection with the Merger.

                (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation reasonable legal, reasonable accounting and reasonable printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

        9.2. Survival. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time.

        9.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

               If to Parent or Merger Sub, to:

                             eXegenics Inc.
                             2110 Research Row
                             Dallas, Texas 75235
                             Attn:  Ronald L. Goode, Ph.D.
                             President and Chief Executive Officer

                      Copy to:

                             Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center
                             666 Third Avenue
                             New York, New York 10017
                             Attn: Joel I. Papernik, Esq.

               If to the Company, to:

                             Innovative Drug Delivery Systems, Inc.
                             787 Seventh Avenue, 48th Floor
                             New York, New York 10019
                             Attn:  Mark C. Rogers, M.D.
                             Chairman and Chief Executive Officer

                      Copy to:

                             Thelen Reid & Priest LLP
                             40 West 57th Street
                             New York, New York 10019-4097
                             Attn:  Bruce A. Rich, Esq.

               If to the Parent Stockholders' Representative, to:

                             Ronald L. Goode, Ph.D.
                             The Park at Turtle Creek
                             3381 Blackburn, Apt. 1308
                             Dallas, Texas 75204

               If to the Company Stockholders' Representative, to:

                             Mark C. Rogers, M.D.
                             88 Lakes Wood Road
                             New Canaan, Connecticut 06840

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

        9.4. Parties In Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

        9.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

        9.6. Amendment. Subject to applicable law, this Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the stockholders of the Company or adversely affects the stockholders of Parent, without the approval of the affected stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

        9.7. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

        9.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        9.9. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

        9.10. Waiver of Jury Trial. Each party hereto waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

        9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        9.12. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties: (a) consents to submit itself to the personal jurisdiction of the state courts of the State of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) consents to service of process by delivery pursuant to Section 9.3 hereof.

        9.13. Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

        9.14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                    EXEGENICS INC.


                                    By:  /s/ RONALD L. GOODE, Ph.D.
                                         ---------------------------------------
                                         Ronald L. Goode, Ph.D.
                                         President and Chief Executive Officer


                                    INNOVATIVE DRUG DELIVERY SYSTEMS, INC.


                                    By:  /s/ MARK C. ROGERS, M.D.
                                         ---------------------------------------
                                         Mark C. Rogers, M.D.
                                         Chief Executive Officer


                                    IDDS MERGER CORP.


                                    By:  /s/ RONALD L. GOODE, Ph.D.
                                         ---------------------------------------
                                         Ronald L. Goode, Ph.D.
                                         President


                                    COMPANY STOCKHOLDERS' REPRESENTATIVE:



                                    /s/ MARK C. ROGERS, M.D.
                                    --------------------------------------------
                                    Name:  Mark C. Rogers, M.D.


                                    PARENT STOCKHOLDERS' REPRESENTATIVE:



                                    /s/ RONALD L. GOODE, Ph.D.
                                    --------------------------------------------
                                    Name:  Ronald L. Goode, Ph.D.